EXHIBIT 21

                      Subsidiaries of Silgan Holdings Inc.



Silgan Corporation

         Silgan Plastics Corporation1

                  827599 Ontario Inc. (Canadian Holdco.)2

                           Express Plastic Containers Limited3


         Silgan Containers Corporation1

                  California-Washington Can Corporation4

                  SCCW Can Corporation4

         828745 Ontario Inc. (NRO, Ltd.)1
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1        Wholly-owned subsidiary of Silgan Corporation.
2        Wholly-owned subsidiary of Silgan Plastics Corporation.
3        Wholly-owned subsidiary of Canadian Holdco.
4        Wholly-owned subsidiary of Silgan Containers Corporation.



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